Exhibit 3.1

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

8.00% NON-CUMULATIVE PERPETUAL CLASS A PREFERRED STOCK, SERIES J

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY as follows:

1.

Resolutions were adopted by the Securities Committee of the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on December 30, 2008, providing for and authorizing the issuance of 2,300,000 shares of the Company’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J;

2.

None of the authorized shares of the Company’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J are outstanding and none will be issued subject to the Certificate of Designations previously filed on December 30, 2008 with the Secretary of State of the State of Delaware with respect to such series;

3.

The following resolutions were duly adopted by the Securities Committee I of the Board of Directors of the Company pursuant to the written consent of the Securities Committee I duly adopted on October 26, 2020:

WHEREAS, resolutions were adopted by the Securities Committee of the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designations (the “Series J Certificate of Designations”) filed with the Secretary of State of the State of Delaware on December 30, 2008, providing for and authorizing the issuance of 2,300,000 shares of the Company’s 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J (the “Series J Preferred Stock”);

WHEREAS, on September 17, 2018, all issued and outstanding shares of the Series J Preferred Stock were redeemed by the Company.

NOW THEREFORE BE IT

RESOLVED that no shares of the Series J Preferred Stock are outstanding and none will be issued subject to the Series J Certificate of Designations.

RESOLVED that all matters set forth in the Series J Certificate of Designations with respect to the Series J Preferred Stock be eliminated from the Certificate of Incorporation of the Company.

RESOLVED that the President, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Company, and each of them, are hereby authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series J Certificate of Designations with respect to the Series J Preferred Stock shall be eliminated from the Certificate of Incorporation of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Le Roy Davis, its Senior Vice President and Assistant Secretary, and attested by John J. Muller, its Assistant Secretary, this 27th day of October, 2020.

WELLS FARGO & COMPANY

By	/s/ Le Roy Davis
Senior Vice President and
Assistant Treasurer

ATTEST:

/s/ John J. Muller
Assistant Secretary

[As filed with the Delaware Secretary of State on October 27, 2020]